Exhibit 99.1

CONFIDENTIAL Saturday, September 13 – 2:30 pm: Final

FOR IMMEDIATE RELEASE

PIONEER-STANDARD ELECTRONICS, INC. IS NOW AGILYSYS, INC.

•	New Name Solidifies Identity as a Leading Enterprise Computer Solutions Company
•	Shareholders Overwhelmingly Approve New Name
•	New ticker symbol is “AGYS”

CLEVELAND, Ohio – September 15, 2003 – Pioneer-Standard Electronics, Inc. (NASDAQ: PIOS), a leading provider of enterprise computer solutions, today announced that shareholders approved an amendment to the Company’s Amended Articles of Incorporation, thus changing the Company’s name to Agilysys, Inc. This change is effective immediately. The Company also unveiled its new logo.

“Adopting this new name, along with a new visual signature, differentiates our Company and our core capabilities, within the industry,” said Arthur Rhein, chairman, president and chief executive officer. “We have redefined our identity. The name Agilysys clearly represents us as the technology solutions company that delivers the tools, knowledge and value that enable our partners and customers to perform at their best.”

Agilysys is a combination of the words “agile,” as in a company that can move and adapt quickly in a fast-paced, dynamic environment and “systems,” as in enterprise computer systems, the core of our business. The name is designed to quickly bring to mind the core strengths Agilysys deploys. Adopting the name Agilysys further illustrates the Company’s intention to be the most innovative provider of enterprise computer solutions in the eyes of its partners, customers, suppliers and employees.

The new name was approved by shareholders in a special meeting held Friday, September 12, 2003. In conjunction with this name change, the Company has reserved and will use the ticker symbol “AGYS,” which will be more readily identified with the new name. This new ticker symbol is expected to be effective as of Tuesday, September 16, 2003.

About Agilysys, Inc.

Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions from HP, IBM and Oracle, as well as other leading manufacturers. The Company has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the Company’s website at www.agilysys.com.

For more information contact:	Jerri Hegwood Vice President, Marketing Communications Agilysys, Inc. 770-625-7558

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